                                                                    EXHIBIT 99.1

                                                                  Thomas Brunton
                                                         Chief Financial Officer
                                                               Electroglas, Inc.
                                                                  (408) 528-3000

               ELECTROGLAS ANNOUNCES $35,500,000 PRIVATE PLACEMENT

San Jose, Calif., June 19, 2002

Electroglas, Inc. (Nasdaq: EGLS), a leading supplier of process management tools for the semiconductor industry, today announced that it has entered into definitive agreements for the private placement of $35,500,000 of the Company's 5.25% convertible subordinated notes due 2007 and warrants to purchase 714,573 shares of common stock. The private placement is expected to close on or about June 21, 2002.

The Company intends to use the net proceeds from the sale of the notes and the related warrants for general corporate purposes, including working capital, capital expenditures and potential acquisitions.

Upon issuance, the investors may convert the notes into the Company's common stock at any time prior to the scheduled maturity date of June 15, 2007. The conversion price is $13.66 per share, which represents a 15% premium over the closing price of the Company's common stock on June 18, 2002. Under certain limited circumstances, the Company may be required to issue up to, but no more than, an additional 866,150 shares of common stock upon conversion if in the first quarter of 2003 the Company's common stock trades for a specified number of days below $11.88. The Company has the right to convert the notes into common stock if the common stock trades above a specified target price. The warrants grant the holders thereof the right to purchase approximately 714,573 shares of the Company's common stock at an exercise price of $15.44 per share. The Company may force the exercise of the warrants under certain circumstances prior to their expiration date.

The securities are being sold to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended. Robertson Stephens was the placement agent in this financing.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


About Electroglas, Inc.

Electroglas delivers essential tools for process management to enhance the profitability of semiconductor manufacturers. The company's wafer probers, inspection systems and software solutions serve as data collection, management and analysis tools that semiconductor manufacturers depend upon to improve their productivity and process control by optimizing sort-floor efficiency. Electroglas has been a leading supplier of wafer probers for over 40 years and has an installed base of more than 15,000 systems. The company's stock trades on the Nasdaq National Market under the symbol "EGLS". The company's Web site is located at www.electroglas.com.
---------------------------